EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned persons agree and consent to the joint filing on their behal f of this Schedule 13G in connection with their beneficial ownership of Genesis Healthcare Corporation at December 31, 2003.

Signature /s/ James Dondero

Name/Title James Dondero, President of Highland Capital Management, L.P.

Signature /s/ James Dondero

James Dondero